EXHIBIT 99.1

CONTACT: Acura Pharmaceuticals, Inc.
Peter A. Clemens, SVP Investor Relations & CFO 847-705-7709

FOR IMMEDIATE RELEASE

ACURA PHARMACEUTICALS, INC. REPORTS FINANCIAL RESULTS
FOR SECOND QUARTER 2005 and COMMERCIAL STRATEGY/CASH RESERVES UPDATE

Palatine, IL, July 14, 2005: Acura Pharmaceuticals, Inc. (OTC.BB - ACUR) today announced a net loss of $1.4 million or $0.06 per share for the quarter ended June 30, 2005 compared to a net loss of $17.1 million or $0.79 per share for the same period in 2004. Included in the quarter ended June 30, 2004 is a non-cash charge of $13.8 million or $0.64 per share for amortization of debt discount and private debt offering costs.

For the six months ended June 30, 2005, the Company’s net loss was $3.3 million or $0.15 per share compared to a net loss of $16.4 million or $0.76 per share for the same period in 2004. During the six months ended June 30, 2004, the Company recorded gains of $12.4 million from debt restructuring and $1.8 million from the divestment of certain non-revenue generating assets. Expenses for the six month period ended June 30, 2004 included, among other things, a non-cash charge for amortization of debt discount and private debt offering costs of $24.7 million or $1.14 per share.

Commercial Strategy/Cash Reserves Update

The Company plans to enter into development and commercialization agreements with strategically focused pharmaceutical company partners (the "Partners") providing that such Partners license the Company's Aversion™ Technology and further develop, register and commercialize multiple formulations and strengths of orally administered opioid containing finished dosage products utilizing the Aversion™ Technology. The Company believes it will derive revenues through licensing fees, milestone payments, profit sharing and/or royalties on net sales of such products. To date the Company does not have any such collaborative agreements. The Company can make no assurance that it will be able to negotiate such agreements on favorable terms and, even assuming that such agreements are successfully executed, that the milestones will be achieved and the milestone payments will be subsequently made by our Partners. Accordingly, the Company must rely on its current cash reserves to fund the development of its Aversion™ Technology and related ongoing administrative and operating expenses. The Company estimates that its current cash reserves will be sufficient through late August, 2005 and that additional funding will be required. No assurance can be given that the Company will be successful in obtaining any such additional funding or in securing licensing agreement fees with Partners on acceptable terms, if at all, or if secured, that such financing or licensing agreement fees will provide for payments to the Company sufficient to fund continuing operations. In the absence of such financing or fees from third-party licensing agreements, the Company will be required to scale back or terminate operations and/or seek protection under applicable bankruptcy laws.

Acura Pharmaceuticals, Inc., together with its subsidiaries, is an emerging pharmaceutical technology development company specializing in proprietary opioid abuse deterrent formulation technology. This press release contains forward looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, as amended that are based on management's beliefs and assumptions, current expectations, estimates and projections. Investors are cautioned that forward looking statements involve risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. The most significant of such factors include, but are not limited to, general economic conditions, competitive conditions, technological conditions and governmental legislation. More specifically, important factors that may affect future results include, but are not limited to: changes in laws and regulations, particularly those affecting the Company’s operations; the Company's ability to continue to attract, assimilate and retain highly skilled personnel; its ability to secure and protect its patents, trademarks and proprietary rights; litigation or regulatory action that could require the Company to pay significant damages or change the way it conducts its business; the Company’s ability to successfully develop and market its products; customer responsiveness to new products and distribution channels; its ability to compete successfully against current and future competitors; its dependence on third-party suppliers of raw materials; the availability of controlled substances that constitute the active ingredients of the Company’s products in development; difficulties or delays in clinical trials for Company products or in the manufacture of Company products; and other risks and uncertainties detailed in Company filings with the Securities and Exchange Commission. The Company is at an early stage of development and may not ever have any products that generate significant revenue. Further, the forward looking statements speak only as of the date of such statements are made, and the Company undertakes no obligation to update any forward looking statements to reflect events or circumstances after the date of such statements. Any or all of the forward looking statements whether included in this release or in the Company’s filings with the Securities and Exchange Commission, may turn out to be wrong. Readers should remember that no forward looking statement can be guaranteed and other factors besides those listed above could adversely affect the Company, its operating results or financial condition.

This and past press releases for Acura Pharmaceuticals, Inc. are available at Acura’s web site at www.acurapharm.com.

ACURA PHARMACEUTICALS, INC.

FINANCIAL HIGHLIGHTS

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)
	(unaudited)	(audited)
	June 30,	December 31,
	2005	2004
ASSETS

Current Assets	$1,449	$3,410

Property, Plant and Equipment, Net	1,422	1,555

Other Assets	7	2

	$2,878	$4,967

LIABILITIES & STOCKHOLDERS' DEFICIT

Current Liabilities	1,399	988

Long Term Debt	5,048	5,064

Stockholders' Deficit	(3,569)	(1,085)

	$2,878	$4,967

ACURA PHARMACEUTICALS, INC.

FINANCIAL HIGHLIGHTS

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	(unaudited)		(unaudited)
	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2005	2004	2005	2004

Net Revenues	$-	$838	$-	$210

Operating Costs
Cost of Manufacturing	-	1,437	-	184
Research and Development	1,682	1,242	729	1,004
Selling, Marketing, General and Administrative	1,492	2,363	537	1,142

Loss from Operations	(3,174)	(4,204)	(1,266)	(2,120)

Other Income (Expense)
Interest Expense	(263)	(2,152)	(137)	(1,194)
Interest Income	24	22	9	15
Amortization of Deferred Debt Discount
and Private Offering Costs	-	(24,655)	-	(13,812)
Gain on Asset Disposals	83	1,755	13	1
Gain on Debt Restructure	-	12,401	-	-
Other	-	401	(1)	(2)

Total Other Expense	(156)	(12,228)	(116)	(14,992)

NET LOSS	$(3,330)	$(16,432)	$(1,382)	$(17,112)

Basic and Diluted Loss Per Share	$(0.15)	$(0.76)	$(0.06)	$(0.79)

Weighted Average Number of Shares Outstanding	22,773	21,612	22,949	21,623